Exhibit 5.1

May 8, 2026

Roze AI Inc. 214 – 20171 92A Ave Langley, British Columbia V1M 3A5 Canada

Re:	Common Shares registered under Registration Statement on Form F-1

Ladies and Gentlemen:

We have acted as British Columbia counsel to Roze AI Inc., a British Columbia corporation (the “Company”), in connection with the Company’s registration statement on Form F-1 (the “Registration Statement”) filed by the Company with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”). The Registration Statement relates to the resale by the selling shareholders named therein of up to 19,202,795 common shares of the Company, of which (i) 14,942,795 shares are issued and outstanding (the “Outstanding Shares”), and (ii) 4,260,000 shares (the “Warrant Shares”) are issuable upon exercise of warrants.

In connection with this opinion, we have examined originals or copies, certified or otherwise identified to our satisfaction, of the following:

1.	Certificate of Incorporation of the Company;

2.	Articles and Notice of Articles of the Company;

3.	The Registration Statement; and

4.	Written consent of the Board of Directors of the Company authorizing the issuance of the Outstanding Shares and the Warrants.

We have also examined such statutes and public records, original or certified copies of corporate records of the Company and officer’s certificates as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed. In such examination, we have assumed the genuineness of all signatures and the authenticity of all documents submitted to us as originals and the conformity to the authentic or original documents submitted to us as certified or true copies. We have also considered such questions of law as we have considered necessary as a basis for the opinions hereinafter set forth.

We have not made an independent examination of the laws of any jurisdiction other than the Province of British Columbia and the laws of Canada applicable therein and we do not express or imply any opinion with respect to laws of any other jurisdiction. The opinions expressed herein are based on legislation and regulations in effect on the date hereof.

Based upon and subject to the foregoing, we are of the opinion that (i) the Outstanding Shares are validly issued, fully paid and non-assessable, and (ii) the Warrant Shares, when issued upon exercise of the warrants pursuant to the terms and conditions of the warrants will be validly issued, fully paid and non-assessable.

We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement, and further consent to the reference to us in the Registration Statement. This opinion is rendered solely in connection with the Registration Statement and may not be used or relied upon by you for any other purpose or used or relied upon by any other person, nor quoted from or referred to in any documents without our prior written consent.

Yours truly,

/s/ Prest Law Corporation